THE CANANDAIGUA FUNDS

                           FINANCIAL STATEMENTS AS OF
                           --------------------------

                                DECEMBER 31, 1999
                                -----------------

                                  TOGETHER WITH
                                  -------------

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ---------------------------------

                              THE CANANDAIGUA FUNDS
                              ---------------------

                           FINANCIAL STATEMENTS AS OF
                                DECEMBER 31, 1999


                                TABLE OF CONTENTS
                                -----------------



                                                                         PAGE

Report of Independent Accountants                                          1

Statement of Assets and Liabilities as of December 31, 1999                2

Statement of Operations for the Year Ended December 31, 1999               3

Statements of Changes in Net Assets for the Years Ended                    4
   December 31, 1999 and 1998

Schedule of Fund Investments as of December 31, 1999:
   - Bond Fund                                                             6
   - Equity Fund                                                           9

Notes to Financial Statements                                             11

Selected Per-Share Data and Ratios/Supplemental Data:
   - Bond Fund                                                            18
   - Equity Fund                                                          19

-------------------------
          EFP
                          ELDREDGE, FOX & PORRETTI, LLP
                          CERTIFIED PUBLIC ACCOUNTANTS BUSINESS CONSULTANTS
--------------------------------------------------------------------------------
                                                  135 Corporate Woods, Suite 300
                                              Rochester, NY 14623 (716) 427-8900
                                                    Fax 427-8947 25 North Street
                                                     Canandaigua, NY 14424 (716)
                                                           398-2880 Fax 394-7513
                               Other Offices:  Geneva Webster Brockport Penn Yan










                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------





To the Board of Directors and Shareholders of The Canandaigua Funds


We have audited the accompanying statement of assets and liabilities, including the schedule of fund investments, of The Canandaigua Funds (The Fund - comprised of the Bond and Equity Funds), as of December 31, 1999, and the related statement of operations for the year then ended, the statements of changes in net assets for the years ended December 31, 1999 and 1998 and the selected per-share data and ratios/supplemental data for the years ended December 31, 1999, 1998, 1997, 1996, and 1995. These financial statements and per-share data and ratios/supplemental data are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per-share data and ratios/supplemental data based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per-share data and ratios/supplemental data are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1999, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and selected per-share data and ratios/supplemental data referred to above present fairly, in all material respects, the financial position of each of the respective funds of The Canandaigua Funds as of December 31, 1999, the results of their operations for the year then ended, the changes in their net assets for the years ended December 1999 and 1998, and the selected per-share data and ratios/supplemental data for the years ended December 31, 1999, 1998, 1997, 1996, and 1995, in conformity with generally accepted accounting principles.



                                        /S/ ELDREDGE, FOX & PORRETTI, LLP
                                        ---------------------------------
Canandaigua, New York
February 4, 2000

                              THE CANANDAIGUA FUNDS
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 1999

                                                                    FUND

                                                            BOND           EQUITY
                                                            ----           ------

ASSETS

INVESTMENT SECURITIES AT MARKET
(Bond Fund cost- $1,111,305; Equity Fund
 cost- $28,389,262)                                      $ 1,066,132    $34,932,937
                                                         -----------    -----------

CASH AND CASH EQUIVALENT                                       8,947        273,321
                                                         -----------    -----------

RECEIVABLES FOR:
   Sales of fund's shares                                        546         78,531
   Dividends and accrued interest                             17,832          4,394
                                                         -----------    -----------

         Total receivables                                    18,378         82,925
                                                         -----------    -----------

PREPAID EXPENSES                                                 479          8,855
                                                         -----------    -----------

         Total assets                                      1,093,936     35,298,038
                                                         -----------    -----------


LIABILITIES

PAYABLES FOR:
   Repurchases of fund's shares                                   14         14,707
   Professional fees                                             798         18,372
   Custody fees                                                  147           --
   Investment advisory fees                                     --           28,218
                                                         -----------    -----------
         Total liabilities                                       959         61,297
                                                         -----------    -----------


NET ASSETS AT DECEMBER 31, 1999: (equivalent             $ 1,092,977    $35,236,741
                                                         ===========    ===========
to $13.16 per share for Bond Fund and $26.71 per share
for Equity Fund, based on 83,084 shares and
1,319,048 shares outstanding for Bond and Equity
shares, respectively)

NET ASSETS CONSIST OF:
   Capital stock                                         $ 1,138,009    $28,583,955
   Undistributed net investment income                          --             --
   Accumulated net realized gain on investments                  141        109,111
   Net unrealized appreciation (depreciation)
   on investments                                            (45,173)     6,543,675
                                                         -----------    -----------
NET ASSETS                                               $ 1,092,977    $35,236,741
                                                         ===========    ===========



The accompanying notes are an integral part of these financial statements.

                              THE CANANDAIGUA FUNDS
                             STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                                                     FUND

                                                              BOND           EQUITY
                                                              ----           ------



INVESTMENT INCOME:

   Interest income                                        $    65,419    $     9,463
   Dividend income                                               --          163,760
                                                          -----------    -----------

         Total investment income                               65,419        173,223
                                                          -----------    -----------

EXPENSES:

   Investment management fees                                  11,118        286,368
   Administration fees                                         18,312         30,355
   Fund accounting fees                                        16,414         27,164
   Transfer agency fees                                        11,462         11,845
   Custodial fees                                               2,562          2,848
   Professional fees                                            1,509         40,819
   Registration and filing fees                                  --            4,014
   Insurance expense                                              334         11,123
   Tax expense                                                    563            576
                                                          -----------    -----------

         Total expenses                                        62,274        415,112
         Less reimbursed expenses                             (57,989)       (22,001)
                                                          -----------    -----------
         Net expenses                                           4,285        393,111
                                                          -----------    -----------

         Net investment income (loss)                          61,134       (219,888)
                                                          -----------    -----------

REALIZED AND UNREALIZED GAIN (LOSS)
   ON INVESTMENTS:

   Net realized gain                                              126      6,140,284
   Net change in unrealized appreciation (depreciation)
   of investments                                             (79,874)     2,586,807
                                                          -----------    -----------

         Net realized and unrealized gain (loss) on
         Investments                                          (79,748)     8,727,091
                                                          -----------    -----------


NET INCREASE (DECREASE) IN NET ASSETS
   RESULTING FROM OPERATIONS                              $   (18,614)   $ 8,507,203
                                                          ===========    ===========






The accompanying notes are an integral part of these financial statements.



                              THE CANANDAIGUA FUNDS
                       STATEMENTS OF CHANGES IN NET ASSETS
           FOR THE YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998



                                                                                 FUND
                                                                        BOND            EQUITY
                                                                        ----            ------




FOR THE YEAR ENDED DECEMBER 31, 1999 -

OPERATIONS:

   Net investment income (loss)                                      $     61,134    $   (219,888)
   Net realized gain on investments                                           126       6,140,284
   Net change in unrealized appreciation (depreciation)
   on investments                                                         (79,874)      2,586,807
                                                                     ------------    ------------

         Net increase (decrease) in net assets resulting
         from operations                                                  (18,614)      8,507,203
                                                                     ------------    ------------

DIVIDENDS AND DISTRIBUTIONS PAID
  TO SHAREHOLDERS:

   Dividends from net investment income                                   (61,968)           --
   Distributions from net realized gain on investments                       --        (4,316,236)
                                                                     ------------    ------------

         Total dividends and distributions                                (61,968)     (4,316,236)
                                                                     ------------    ------------

FUND SHARE TRANSACTIONS:

   Proceeds from shares sold (26,134 and 217,563 shares in the
     Bond and Equity funds, respectively)                                 360,576       5,663,126
   Proceeds from shares issued in reinvestment of net investment income dividends and distributions of net realized gain on investments (4,585 and 163,010 shares in the Bond and Equity
      funds, respectively)                                                 61,968       4,314,875
   Cost of shares repurchased (15,324 and 95,395 shares in the
      Bond and Equity funds, respectively)                               (206,049)     (2,500,268)
                                                                     ------------    ------------

         Net increase in net assets resulting from fund
                share transactions                                        216,495       7,477,733
                                                                     ------------    ------------

TOTAL INCREASE IN NET ASSETS                                              135,913      11,668,700

NET ASSETS - beginning of year                                            957,064      23,568,041
                                                                     ------------    ------------

NET ASSETS - end of year                                             $  1,092,977    $ 35,236,741
                                                                     ============    ============



The accompanying notes are an integral part of these financial statements.

                             THE CANANDAIGUA FUNDS
                       STATEMENTS OF CHANGES IN NET ASSETS
           FOR THE YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

                                   (CONTINUED)



                                                                               FUND
                                                                      BOND              EQUITY
                                                                      ----              ------




FOR THE YEAR ENDED DECEMBER 31, 1998 -

OPERATIONS:

   Net investment income (loss)                                    $     42,899    $    (64,572)
   Net realized gain (loss) on investments                                  294      (1,629,590)
   Net change in unrealized appreciation on investments                  25,369       4,919,931
                                                                   ------------    ------------

         Net increase in net assets resulting from operations            68,562       3,225,769
                                                                   ------------    ------------

DIVIDENDS AND DISTRIBUTIONS PAID
  TO SHAREHOLDERS:

   Dividends from net investment income                                 (39,727)           --
   Distributions from net realized gain on investments                     --              --
                                                                   ------------    ------------

         Total dividends and distributions                              (39,727)           --
                                                                   ------------    ------------

FUND SHARE TRANSACTIONS:

   Proceeds from shares sold (26,858 and 212,466 shares in the
     Bond and Equity funds, respectively)                               378,457       4,543,920
   Proceeds from shares issued in reinvestment of net investment
      Income dividends and distributions of net realized gain on
      investments (2,830 shares in the bond fund)                        39,727            --
   Cost of shares repurchased (11,249 and 95,269 shares in the
      Bond and Equity funds, respectively)                             (156,431)     (1,988,934)
                                                                   ------------    ------------

         Net increase in net assets resulting from fund
                share transactions                                      261,753       2,554,986
                                                                   ------------    ------------

TOTAL INCREASE IN NET ASSETS                                            290,588       5,780,755

NET ASSETS - beginning of year                                          666,476      17,787,286
                                                                   ------------    ------------

NET ASSETS - end of year                                           $    957,064    $ 23,568,041
                                                                   ============    ============



The accompanying notes are an integral part of these financial statements.


                             THE CANANDAIGUA FUNDS
                              CANANDAIGUA BOND FUND
                          SCHEDULE OF FUND INVESTMENTS
                               DECEMBER 31, 1999

                                                                              MARKET
                                                                   COST        VALUE
                                                                 -------    --------


INVESTMENT SECURITIES:

U.S. GOVERNMENT NOTES & BONDS - 46.63%
    25,000 US Treasury Note, 6.125%, September 30, 2000          $24,983    $25,023
    20,000 US Treasury Note, 4.000%, October 31, 2000             19,776     19,675
    30,000 US Treasury Note, 5.500%, December 31, 2000            29,621     29,831
    25,000 US Treasury Note, 5.250%, January 31, 2001             24,687     24,789
    30,000 US Treasury Note, 6.375%, March 31, 2001               29,946     30,075
    25,000 US Treasury Note, 5.500%, February 28, 2003            24,809     24,406
    25,000 US Treasury Note, 5.750%, April 30, 2003               24,952     24,547
    25,000 US Treasury Note, 5.875%, February 15, 2004            26,465     24,594
    50,000 US Treasury Bond, 5.875%, November 15, 2005            49,987     48,563
    25,000 US Treasury Note, 5.625%, February 15, 2006            24,955     23,930
    40,000 US Treasury Note, 6.875%, May 15, 2006                 40,104     40,713
    30,000 US Treasury Note, 7.000%, July 15, 2006                30,053     30,731
    35,000 US Treasury Note, 6.125%, August 15, 2007              35,365     34,125
    40,000 US Treasury Note, 5.500%, February 15, 2008            39,776     37,488
    50,000 US Treasury Note, 5.625%, May 15, 2008                 50,935     47,031
    50,000 US Treasury Note, 4.750%, November 15, 2008            48,267     44,125
                                                                 -------    -------

           Total U.S. Government Notes & Bonds          46.63%   524,681    509,646
                                                        ------   -------    -------

CORPORATE BONDS
CAPITAL EQUIPMENT - 3.43%
Aerospace & Military Technology
-------------------------------
    15,000 Lockheed Martin Corporation,6.750%, March 15, 2003     15,900     14,583
Machinery Construction and Mining
---------------------------------
    25,000 Caterpillar Corp., Inc., 6.000%, May 1, 2007           23,863     22,914
                                                                 -------    -------

                                                                  39,763     37,497
                                                                 -------    -------
CONSUMER GOODS - 18.18%
Beverage & Tobacco
------------------
    25,000 Anheuser Busch, 6.750%, November 1, 2006               25,143     24,270
    20,000 Coca-Cola Company, 6.000%, July 15, 2003               19,962     19,278

Paper
-----
    25,000 International Paper Company, 7.625%, August 1, 2004    26,700     25,115




The accompanying notes are an integral part of these financial statements.

                                        6


                              THE CANANDAIGUA FUNDS
                              CANANDAIGUA BOND FUND
                          SCHEDULE OF FUND INVESTMENTS
                                DECEMBER 31, 1999

                                                                              MARKET
                                                                   COST        VALUE
                                                                 -------    --------
CONSUMER GOODS (continued) -


Household Products
------------------
    40,000 Colgate Palmolive Corp., 5.590%, April 17, 2000        40,167     39,959

Retail Trading
--------------
    25,000 Sears Roebuck & Company, 6.250%, January 15, 2004      23,680     23,683
    20,000 Wal-Mart Company, 6.375%, March 1, 2003                20,930     19,763

Specialty Chemicals
-------------------
    25,000 Eastman Chemical Company, 6.375%, January 15, 2004     25,141     23,852

Multimedia
----------
    25,000 Disney, Walt & Co. 5.800%, October 27, 2008            23,201     22,796
                                                                 -------    -------

                                                                 204,924    198,716
                                                                 -------    -------
FINANCE - 16.45%
Banking
-------
    30,000 Citicorp, 6.750%, August 15, 2005                      30,853     28,977
    25,000 Morgan JP & Co., 6.000%, January 15, 2009              24,654     22,392

Financial Services
------------------
    10,000 Ford Motor Credit Co., 6.850%, August 15, 2000        10,004      10,021
    20,000 General Electric Capital Corp. 5.500%,
           November 1, 2001                                      19,940      19,565
    25,000 John Deere Capital Corp., 6.000%,
           February 15, 2009                                      24,445     22,162
    30,000 Merrill Lynch & Co., Inc., 6.250%,
           October 15, 2008                                       29,681     27,386
    30,000 Morgan Stanley Dean Witter & Co., 5.750%,
           February 15, 2001                                      30,224     29,695
    20,000 Salomon Inc., 6.750%, August 15, 2003                  19,905     19,631
                                                                 -------    -------

                                                                 189,706    179,829
                                                                 -------    -------

SERVICES - 12.85%
Industrial
----------
    25,000 General Motors Corp., 6.250%, May 1, 2005              26,185     23,848
    25,000 IBM Corp., 5.375%, February 1, 2009                    24,945     22,003

Telecommunications
------------------
    20,000 Pacific Bell, 6.250%, March 1, 2005                    19,600     19,250
    30,000 LCI, 7.250%, June 15, 2007                             30,894     28,830

Hotels and Motels
-----------------
    25,000 Marriott Corp., 6.750%, December 15, 2003              25,017     24,108




The accompanying notes are an integral part of these financial statements.



                                        7



                              THE CANANDAIGUA FUNDS
                              CANANDAIGUA BOND FUND
                          SCHEDULE OF FUND INVESTMENTS
                                DECEMBER 31, 1999

                                                                              MARKET
                                                                   COST        VALUE
                                                                 -------    --------
SERVICES (continued) -

Waste Removal
-------------
    25,000 Waste Management Inc., 6.375%, December 1, 2003        25,590     22,405
                                                                --------    -------

                                                                 152,231    140,444
                                                    -------     --------    -------

           Total Corporate Bonds                     50.91%      586,624    556,486
                                                    -------     --------    -------


TOTAL INVESTMENT SECURITIES                          97.54%    1,111,305  1,066,132
                                                               ---------  ---------

CASH AND CASH EQUIVALENTS                             0.82%

     8,947 Canandaigua National Bank Collective
           Fixed Income                                            8,947      8,947
                                                    -------   ----------  ---------

TOTAL INVESTMENTS                                    98.36%   $1,120,252  1,075,079
                                                              ==========

OTHER ASSETS LESS LIABILITIES                         1.64%                  17,898
                                                    -------               ---------

NET ASSETS                                          100.00%             $ 1,092,977
                                                    =======             ===========












The accompanying notes are an integral part of these financial statements.



                             THE CANANDAIGUA FUNDS
                             CANANDAIGUA EQUITY FUND
                          SCHEDULE OF FUND INVESTMENTS
                                DECEMBER 31, 1999

                                                                           MARKET
                                                               COST        VALUE
                                                             -------     --------
SHARES
------

INVESTMENT SECURITIES:

       COMMON STOCKS

       AUTOMATED PROCESSING                       3.69%
32,500 Paychex Inc.                                         $   928,368  $1,300,000
                                                            -----------  ----------

       COMPUTERS HARDWARE                         6.34%
10,000 Cisco Systems Inc. *                                     727,520   1,071,250
15,000 Sun Microsystems Inc. *                                  462,653   1,161,563
                                                            -----------  ----------
                                                              1,190,173   2,232,813
                                                            -----------  ----------

       CONGLOMERATES                              7.72%
 2,500 General Electric Co.                                     294,794     386,875
60,000 Tyco International Ltd.                                2,183,645   2,332,500
                                                            -----------  ----------
                                                              2,478,439   2,719,375
                                                            -----------  ----------
       DRUGS                                      8.63%
20,000 American Home Products Corp.                             871,416     788,750
40,000 Elan Corp PLC-Spons ADR *                              1,175,441   1,180,000
16,000 Merck & Co Inc.                                        1,124,405   1,073,000
                                                            -----------  ----------
                                                              3,171,262   3,041,750
                                                            -----------  ----------
       ELECTRONICS                                5.48%
 6,000 Sanmina Corp. *                                          577,370     599,250
14,000 Solectron Corp. *                                      1,041,800   1,331,750
                                                            -----------  ----------
                                                              1,619,170   1,931,000
                                                            -----------  ----------
       FINANCIAL                                  7.68%
11,000 Goldman Sachs Group Inc.                                 701,821   1,036,062
20,000 Merrill Lynch & Co Inc.                                1,506,886   1,670,000
                                                            -----------  ----------
                                                              2,208,707   2,706,062
                                                            -----------  ----------
       INTERNET SOFTWARE/SERVICES                 1.71%
 8,000 America Online Inc. *                                $   383,163 $   603,500
                                                            -----------  ----------
       MEDICAL INSTRUMENTS & SUPPLIES             0.50%
15,000 Sybron Chemicals Inc. *                                  328,794     176,250
                                                            -----------  ----------
       RETAIL                                    16.32%
50,000 CVS Corp.                                              1,999,776   1,996,875
35,000 Circuit City Stores-Circuit City Group                 1,177,311   1,577,187
24,000 Dayton Hudson Corp.                                    1,522,793   1,762,500
20,000 Staples Inc. *                                           381,388     415,000
                                                            -----------  ----------
                                                              5,081,268   5,751,562
                                                            -----------  ----------

The accompanying notes are an integral part of these financial statements.

                                       9



                             THE CANANDAIGUA FUNDS
                             CANANDAIGUA EQUITY FUND
                          SCHEDULE OF FUND INVESTMENTS
                                DECEMBER 31, 1999

                                                                           MARKET
                                                               COST        VALUE
                                                             -------     --------

SHARES
------

       SEMICONDUCTOR                             12.52%
20,000 Intel Corp.                                            1,264,435   1,646,250
15,000 Texas Instruments Inc.                                   949,899   1,453,125
25,000 Vitesse Semiconductor Corp. *                          1,184,415   1,310,938
                                                            -----------  ----------
                                                              3,398,749   4,410,313
                                                            -----------  ----------

       SEMICONDUCTOR - CAPITAL EQUIPMENT          4.67%
13,000 Applied Materials Inc. *                                 974,685   1,646,937
                                                            -----------  ----------

       SPECIALTY FINANCE                          5.65%
30,000 Capital One Financial Corp.                            1,248,242   1,445,625
20,000 MBNA Corp.                                               500,770     545,000
                                                            -----------  ----------
                                                              1,749,012   1,990,625
                                                            -----------  ----------
       TELECOMMUNICATIONS                        14.58%
15,000 ADC Telecommunications Inc. *                            633,395   1,088,437
 7,000 Lucent Technologies Inc.                                 488,970     523,688
30,000 MCI Worldcom Inc. *                                    1,111,806   1,591,875
45,000 Qwest Communications Inc. *                            1,378,136   1,935,000
                                                            -----------  ----------
                                                              3,612,307   5,139,000
                                                            -----------  ----------
       TELECOMMUNICATIONS EQUIPMENT               3.64%
20,000 Tellabs Inc. *                                         1,265,165   1,283,750
                                                            -----------  ----------
TOTAL COMMON STOCKS                              99.13%      28,389,262  34,932,937
                                                            -----------  ----------
CASH AND CASH EQUIVALENTS                         0.78%
273,321 Canandaigua National Bank               -------
        Collective Equity Fund                                  273,321     273,321
                                                            -----------  ----------

TOTAL INVESTMENTS                                99.91%     $28,662,583  35,206,258
                                                            ===========
OTHER ASSETS LESS LIABILITIES                     0.09%                      30,483
                                                -------                 -----------
NET ASSETS                                      100.00%                 $35,236,741
                                                =======                ============



* Non-Income producing securities


The accompanying notes are an integral part of these financial statements.

                              THE CANANDAIGUA FUNDS
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999



(1)      ORGANIZATION
         ------------
         The Canandaigua Funds (the "Fund") is registered under the Investment Company Act of 1940 as an open-end, diversified management investment company. The Fund offers two no-load mutual funds: the Canandaigua Equity Fund ("Equity Fund"), which seeks long term growth of asset values through capital appreciation and dividend income, and the Canandaigua Bond Fund ("Bond Fund"), which seeks to earn a high level of current income with consideration also given to safety of principal.

         From inception in September, 1992 through February 9, 1998, the Fund was designed solely for the investment of retirement funds held in certain qualified trusts. Effective February 9, 1998, the Fund was reorganized on a tax free basis from a collective investment trust to a Delaware business trust. Among other things, this change enabled the Fund to expand its shareholders from certain qualified individual retirement trust accounts, to the general public.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         ------------------------------------------
         USE OF ESTIMATES -

         The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS -

         Interest bearing cash accounts are considered cash equivalents.

         VALUATION OF INVESTMENT SECURITIES AND INCOME RECOGNITION -

         Investments consist of debt and equity investment securities of the United States (U.S.) government and of corporations whose securities are traded on recognized U.S. securities exchanges. Investment securities are stated at market value based upon closing sales prices reported on recognized securities exchanges on the last business day of the year or, for listed securities having no sales reported and for unlisted securities, upon last reported bid prices on that date. The market value of investment securities is subject to daily fluctuations. Short-term securities with 60

                             THE CANANDAIGUA FUNDS
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999



(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
         ------------------------------------------

         VALUATION OF INVESTMENT SECURITIES AND INCOME RECOGNITION - (continued)

         days or less to maturity are amortized to maturity based on their cost to the Fund if acquired within 60 days of maturity or, if already held by the Fund on the 60th day, based on the value determined on the 61st day. Purchase premiums or discounts are amortized in investment interest ratably over the term of an investment security with a remaining maturity over 60 days. Securities for which quotations are not readily available are valued at fair value as determined in good faith by the Supervisory Committee of the Fund.

         The fair value of receivables for sale of investments and payables for purchase of investments are based on fair values as of the date of sale or purchase of the investment security.

         The estimated fair value of individual investment securities held at December 31, 1999 are disclosed in the accompanying Schedule of Fund Investments.

         As is customary in the industry, securities transactions are recorded no later than the first business day after the securities are purchased or sold. Interest income is reported on the accrual basis. Dividend income is recorded on the ex-dividend date.

         Realized gains and losses on sales of securities are calculated on the identified cost basis.

         Dividends and distributions to shareholders are recorded on the ex-dividend date and are paid at least annually. Through February 9, 1998, when the Fund operated solely as a collective investment trust, dividend distributions were not relevant for tax compliance purposes. For the year ended December 31, 1999, $61,968 and $4,316,236 of dividends were declared and distributed to shareholders of the Bond Fund and Equity Fund, respectively. For the year ended December 31, 1998, $39,727 of dividends were declared and distributed to shareholders of the Bond Fund.

                             THE CANANDAIGUA FUNDS
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999




(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
     ------------------------------------------

         INCOME TAXES -

         It is the policy of the Fund to comply with applicable requirements of the Internal Revenue Code. Effective February 9, 1998, the Fund began accepting investments attributable to sources other than individual retirement trust accounts. As a result, net investment income and net realized gains on investments beginning in fiscal 1998 from February 9, 1998 forward, is taxable to the Fund if not substantially distributed annually to its shareholders. It has been the practice, policy and future intention of the Fund to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its annual net taxable income, including any net realized gains on investments, to its shareholders.

         Prior to February 9, 1998, the Fund was exempt from Federal income tax under Section 408 (e) of the Internal Revenue Code with respect to interests in the Fund which are attributable to individual retirement trust accounts maintained in conformity with Section 408 (e) of the Internal Revenue Code, and exempt from Federal income tax under Section 501 (a) of the Internal Revenue Code with respect to interests in the Fund which are attributable to pension or profit-sharing trusts (including those benefiting self-employed individuals) maintained in conformity with Section 401 (a) of the Internal Revenue Code. The Fund was also not subject to taxation in New York State for these qualified interests. For Federal income tax purposes, income earned by the Fund for these qualified interests was not taxable to participating trusts or participants until a participant receives a distribution from the Fund. Withdrawals from the Fund which are paid to participating trusts can be made at any time by participating trusts without penalty and without the amount withdrawn being subject to Federal income tax.

         The Declaration of Trust provides that the Fund may issue an unlimited number of shares of beneficial interest without par value. Currently, the Fund is offering shares in a Bond Fund and an Equity Fund. The shares are voting, non-assessable and have no preemptive rights or preferences

                             THE CANANDAIGUA FUNDS
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999





(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
         ------------------------------------------


         VALUATION OF SHARES -
         as to conversion, exchange, dividends or retirement. The net asset value per share of each fund is determined by dividing the total value of the fund's net assets by the number of outstanding shares of the fund. The net asset values per share in the accompanying financial statements are calculated in consideration of all purchases and sales transacted during the period. Share purchases are recorded when an investor's request for a share purchase is accepted and share distributions are recorded when an investor's request for distribution is received. Accordingly, any accepted share purchase obligations for which cash has not yet been received are reflected as a receivable for sale of fund's shares and any approved distribution requests for which cash has not yet been disbursed are reflected as a payable for repurchases of fund's shares in the accompanying statement of assets and liabilities.


(3)      AGREEMENTS
         ----------
         The Canandaigua National Bank and Trust Company (the Company) is the investment advisor and sponsor of the Fund. The individual portfolio managers of the Fund are also officers of the Company. Subject to the direction of the Supervisory Committee of the Fund, which performs the duties and undertakes the responsibilities of the Board of Directors of an investment company, the Company manages all of the business and affairs of the Fund. The Fund has entered into an Investment Management Agreement with the Company. Under the terms of the agreement, the Company will manage the investment of the assets of each fund in conformity with the stated objectives and policies of that fund. For these services, the Fund will pay investment management fees to the Company, at the rate of 1% of assets annually of each fund. In April, 1994, however, the Supervisory Committee authorized a temporary reduction of this fee for the Bond Fund to .5%. On July 9, 1997, the Supervisory Committee authorized a temporary suspension of the total investment management fee it pays for the Bond Fund. These rate reductions resulted in a savings to the Bond Fund of $11,118 for the year ended December 31, 1999.

                             THE CANANDAIGUA FUNDS
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999


(3)      AGREEMENTS (continued)
         ----------

         The Fund has an administrative service agreement with American Data Services, Inc. (ADS), for a three year period beginning December, 1997. Monthly fees are based on a greater of: (1) a sliding scale of $1,500 for a fund with average net assets of under $5 million to $2,500 for a fund with net assets of $20 million or more: or (2) 1/12 of 0.012% of the average net assets of a fund for the month. For the year ended December 31, 1999, the fees for the Bond Fund and Equity Fund amounted to $18,312 and $30,355, respectively. These fees have historically been paid by the Company, but for the year ended December 31, 1999 the Equity Fund paid its own fees.

         In December, 1997, the Fund entered into a fund accounting agreement with ADS for a three year period to calculate and transmit the Fund's net asset value and maintain and keep current all books and records of the Funds as required by Rule 31a-1 under the 1940 Act. Monthly fees are based on the greater of; (1) a sliding scale of $800 for a fund with average net assets of under $10 million to $1,400 for a fund with net assets of $25 million to $30 million; or (2) 1/12 of 2.75 basis points on nets assets in excess of $30 million. For the year ended December 31, 1999, the fees for the Bond Fund and Equity Fund amounted to $16,414 and $27,164, respectively. These fees have historically been paid by the Company, but for the year ended December 31, 1999 the Equity Fund paid its own fees.

         In December, 1997, the Fund entered into a transfer agency agreement with ADS for a three year period to provide a shareholder record keeping and reporting services and to act as the dividend disbursing agent for the Fund. Monthly fees consist of a minimum of $900 maintenance fee plus various transaction fees. For the year ended December 31, 1999, the fees for the Bond Fund and Equity Fund amounted to $11,462 and $11,845, respectively. These fees have historically been paid by the Company, but for the year ended December 31, 1999 the Equity Fund paid its own fees.

         In December 1997 the Company also entered into a three year ninety day cancelable distributor agreement with ADS Distributors, Inc. to act as the principal underwriter and distributor of the Fund's shares. The fee for the year ended December 31, 1999 for these services of $22,800 plus expenses was paid by the Company for the Bond Fund and Equity Fund.

         Fees with ADS and ADS Distributors, Inc. are subject to annual increases based on a defined increase in the Consumer Price Index for the Northeast region.

                             THE CANANDAIGUA FUNDS
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999


(3)      AGREEMENTS (continued)
         ----------

         The Northern Trust Company acts as a custodian of the assets of the Fund. Custodial fees paid by the Fund are based on an agreed fee schedule for asset holdings and transactions.

         The Company has also historically assumed expenses, other than primarily custodial and audit, incurred in the administration of the Fund. During fiscal 1999 this practice continued for the Bond Fund. Effective January 1, 1999, the Equity Fund paid its operating expenses other than professional legal fees primarily for the general operations and filings of the fund, of approximately $18,000 and Board of Trustee fees and expenses for board and committee meeting attendance of approximately $3,900, which fees were assumed by the Company.

         During fiscal 1999, the Fund obtained, through a competitive bid process, a professional liability insurance policy for $12,035 from an insurance agency in which a director of the Fund has an ownership interest.

         The Company will reimburse the Fund for the amount by which the expenses exceed the lower of (1) 1.5% of the average daily value of the Fund's net assets during its fiscal year or (2) the most restrictive expense limitation applicable to the Fund imposed by the securities laws of any state in which the shares of the Fund are sold.


 (4)     PURCHASES AND SALES OF SECURITIES
         ---------------------------------

         During the year ended December 31, 1999, purchases and sales of investment securities, excluding cash and cash equivalents, amounted to the following:

                                                     FUND
                                          -------------------------

                                             BOND          EQUITY
                                             ----          ------

                  Purchases               $ 300,530     $67,130,918
                                          =========     ===========

                  Sales                   $  50,011     $63,814,886
                                          =========     ===========


Purchases and sales of government securities included in the Bond Fund amounts were $129,910 and $50,011, respectively. All other purchases and

                             THE CANANDAIGUA FUNDS
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999



 (4)     PURCHASES AND SALES OF SECURITIES  (continued)
         ----------------------------------

         sales in the Bond Fund and Equity Fund were of investment securities, excluding government securities. Transaction fees paid during the year ended December 31, 1999 to the Company and The Northern Trust Company in the amount of approximately $3,450 and $4,225 respectively, were recorded as an adjustment to the basis of the related securities in the amount of approximately $7,400 in the Equity Fund and $275 in the Bond Fund.


(5)      UNREALIZED GAINS (LOSSES) ON INVESTMENTS
         ----------------------------------------
         As of December 31, 1999, gross unrealized gains (losses) on investments based on cost for Federal income taxes of $1,120,252 in the Bond Fund and $28,761,035 in the Equity Fund are as follows:

                                                            FUND
                                                -----------------------------
                                                   BOND              EQUITY
                                                   ----              ------

             Gross unrealized gains             $  1,787          $6,745,109

             Gross unrealized (losses)           (46,960)           (299,886)
                                                --------          ----------

                  Net unrealized gain (loss)    $(45,173)         $6,445,223
                                                ========          ==========


         The Equity Fund's book cost is higher than the cost for Federal Income tax purposes due to wash sales in the amount of $98,452 for the year ended December 31, 1999.

(6)      SUBSEQUENT EVENT
         ----------------
         On January 24, 2000 one of the two individual portfolio managers for the Fund provided notice of his intent to leave the employment of the investment advisory Company effective February 8, 2000. The investment advisory Company has since appointed a replacement portfolio manager for the Fund to assist the other remaining portfolio manager of the Fund.

                              THE CANANDAIGUA FUNDS
                              CANANDAIGUA BOND FUND
              SELECTED PER-SHARE DATA AND RATIOS/SUPPLEMENTAL DATA



                                                             FOR THE      FOR THE     FOR THE    FOR THE     FOR THE
                                                            YEAR ENDED  YEAR ENDED  YEAR ENDED  YEAR ENDED  YEAR ENDED
                                                           DEC.31,1999 DEC.31,1998  DEC.31,1997 DEC.31,1996 DEC. 31,1995
                                                           -------------------------------------------------------------


PER SHARE DATA:
  (For a share outstanding throughout
     each period)
           Net asset value, beginning of period             $   14.14     $ 13.53     $ 12.54    $ 12.25     $ 10.01
                                                            ---------     -------     -------    -------     -------

         INCOME (LOSS) FROM INVESTMENT OPERATIONS -
           Net investment income (a)                             0.74        0.77        0.70       0.62        0.81
           Net realized and unrealized gains (losses)
                 on investments                                 (0.98)       0.45        0.29      (0.33)       1.43
                                                            ---------     -------     -------    -------     -------
           Total income (loss) from investment operations       (0.24)       1.22        0.99       0.29        2.24
                                                            ---------     -------     -------    -------     -------

 LESS DISTRIBUTIONS (B)
            Dividends from net investment income                (0.74)      (0.61)
            Distributions from net realized gains                 --          --
                                                            ---------     -------
            Total dividends and distributions                   (0.74)      (0.61)
                                                            ---------     -------

   Net Asset Value, end of period                           $   13.16     $ 14.14     $ 13.53    $ 12.54     $ 12.25
                                                            =========     =======     =======    =======     =======
            Total Return (c)                                    (1.71%)      9.05%       7.89%      2.37%      22.38%
                                                            =========     =======     =======    =======     =======

         RATIOS/SUPPLEMENTAL DATA:
            Net Assets, end of period (000 omitted)         $   1,093     $   957     $   666    $   501     $   408
            Ratio of  Net Expenses to Average
               Net Assets (a)                                    0.38%       0.46%       0.77%      1.09%       0.89%
            Ratio of Gross Expenses to Average
               Net Assets (a)                                    5.51%       7.13%       3.19%      4.15%       1.03%
            Ratio of Net Investment Income
               to Average Net Assets                             5.41%       5.47%       5.38%      5.17%       7.11%
            Portfolio Turnover Rate                              4.67%       9.04%       8.44%     30.46%      14.13%



(a) The investment management fees for the Bond Fund were reduced from 1% to .5% of assets annually from April, 1994 through July, 1997 and to zero from August 1, 1997 through December 31, 1999. In addition, during the periods presented, certain administrative expenses of the Fund, other than primarily custodial and audit fees, have been assumed by the investment manager of the Fund. The resulting per share savings to the Bond Fund related to these fees and expenses were $.70 , $.94, $.31, $.37, and $.02 for the years ended December 31, 1999, 1998, 1997, 1996, and 1995, respectively.

(b) Dividend distributions were not relevant for tax compliance purposes prior to February 9, 1998 when the Fund operated solely as a collective investment trust.

(c) Assumes reinvestment of dividends and capital gains distribution, if any.





The accompanying notes are an integral part of these financial statements.

                              THE CANANDAIGUA FUNDS
                             CANANDAIGUA EQUITY FUND
              SELECTED PER-SHARE DATA AND RATIOS/SUPPLEMENTAL DATA







                                                             FOR THE      FOR THE     FOR THE    FOR THE     FOR THE
                                                            YEAR ENDED  YEAR ENDED  YEAR ENDED  YEAR ENDED  YEAR ENDED
                                                           DEC.31,1999 DEC.31,1998  DEC.31,1997 DEC.31,1996 DEC. 31,1995
                                                           -------------------------------------------------------------


PER SHARE DATA:
  (For a share outstanding throughout
     each period)
           Net asset value, beginning of period             $   22.80     $ 19.40     $ 16.67    $ 13.71     $ 10.89
                                                            ---------     -------     -------    -------     -------

         INCOME (LOSS) FROM INVESTMENT OPERATIONS -
           Net investment income (a)                            (0.20)      (0.06)       --         0.01        0.04
           Net realized and unrealized gains (losses)
                 on investments                                  7.85        3.46        2.73       2.95        2.78
                                                            ---------     -------     -------    -------     -------
           Total income (loss) from investment operations        7.65        3.40        2.73       2.96        2.82
                                                            ---------     -------     -------    -------     -------

 LESS DISTRIBUTIONS (B)
            Dividends from net investment income                (3.74)        --
            Distributions from net realized gains                 --          --
                                                            ---------     -------
            Total dividends and distributions                   (3.74)        --
                                                            ---------     -------

   Net Asset Value, end of period                           $   26.71     $ 22.80     $ 19.40    $ 16.67     $ 13.71
                                                            =========     =======     =======    =======     =======
            Total Return (c)                                    33.70%      17.53%      16.38%     21.59%      25.90%
                                                            =========     =======     =======    =======     =======

         RATIOS/SUPPLEMENTAL DATA:
            Net Assets, end of period (000 omitted)         $  35,237     $23,568     $17,787    $12,644     $ 8,433
            Ratio of  Net Expenses to Average
               Net Assets (a)                                    1.37%       1.14%       1.15%      1.12%       1.11%
            Ratio of Gross Expenses to Average
               Net Assets (a)                                    1.45%       1.50%       1.44%      1.57%       1.25%
            Ratio of Net Investment Income
               to Average Net Assets                            (0.77%)     (0.31%)      0.00%      0.03%       0.32%
            Portfolio Turnover Rate                            224.59%     314.28%     398.23%    337.27%     375.30%



(a) Through December 31, 1998 certain administrative expenses of the Equity Fund, other than primarily custodial and audit fees, have been assumed by the investment manager of the Equity Fund, resulting in per share savings of $.08, $.05, $.07 and $.02 for the years ended December 31, 1998, 1997,
     1996, and 1995, respectively. During fiscal 1999, the Equity Fund paid for its administrative fees other than professional legal fees and Board of Trustee fees and expenses assumed by the investment manager of the Equity Fund, resulting in a per share savings of $.02 for the year ended December 31, 1999.

(b) Dividend distributions were not relevant for tax compliance purposes prior to February 9, 1998 when the Fund operated solely as a collective investment trust.

(c) Assumes reinvestment of the dividends and capital gains distribution, if any.




The accompanying notes are an integral part of these financial statements.